Consent of Independent Registered Public Accounting Firm

The Board of Trustees
PENN Capital Funds Trust:

We consent to the use of our report, incorporated herein by reference, dated August 29, 2017, with respect to the financial statements of Penn Capital Defensive Floating Rate Income Fund (formerly, Penn Capital Senior Floating Rate Income Fund), Penn Capital Managed Alpha SMID Cap Equity Fund (formerly, Penn Capital Small/Mid Cap Equity Fund), Penn Capital Multi-Credit High Income Fund (formerly, Penn Capital Opportunistic High Yield Fund) and Penn Capital Special Situations Small Cap Equity Fund (formerly, Penn Capital Small Cap Equity Fund), each a series of PENN Capital Funds Trust, as of June 30, 2017, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 24, 2017